EXHIBIT 11

                 KASH N' KARRY FOOD STORES, INC.
            COMPUTATION OF EARNINGS PER COMMON SHARE

                                      PRIMARY   FULLY DILUTED
                                     EARNINGS        EARNINGS
                                   ----------      ----------
Thirteen Weeks
Ended January 28, 1996:

Net income                         $1,176,000     $1,176,000
                                   ==========      ==========
Common shares
outstanding at
beginning of period                 4,649,943      4,649,943

Stock option plans:
  Shares under option
  at end of period                    293,371        293,371

Treasury shares which
  could be purchased                (167,148)      (158,106)
                                   ----------      ----------
Average number of
shares outstanding                  4,776,166      4,785,208
                                  ===========     ===========
Income per share                      $0.25          $0.25
                                  ===========     ===========

                                      PRIMARY   FULLY DILUTED
                                     EARNINGS        EARNINGS
                                   ----------      ----------
Twenty-six Weeks
Ended January 28, 1996:

Net loss                           $(655,000)     $(665,000)
                                 ============    ============
Common shares
outstanding at
beginning of period                 4,649,943      4,649,943

Stock option plans:
  Shares under option
  at end of period                    293,371        293,371

Treasury shares which
  could be purchased                (165,482)      (158,106)
                                  -----------     -----------
Average number of
shares outstanding                  4,777,832      4,785,208
                                  ===========     ===========
Loss per share                      $(0.14)        $(0.14)
                                  ===========     ===========